Exhibit 4.2

DICE MOLECULES HOLDINGS, LLC

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT(the “Agreement”) is entered into as of the 20 day of August, 2021, by and among DiCE Molecules Holdings, LLC, a Delaware limited liability company (the “Company”), the investors listed on Exhibit A hereto, referred to hereinafter as the “Investors” and each individually as an “Investor”, and any Additional Purchaser (as defined in the Purchase Agreement) that becomes a party to this Agreement in accordance with Section 5.10 hereof.

RECITALS

WHEREAS, certain of the Investors (the “Prior Investors”) are holders of the Company’s previously issued Series A-1 Preferred Units (the “Series A-1 Preferred Units”), Series A-2 Preferred Units (the “Series A-2 Preferred Units”), Series B Preferred Units (the “Series B Preferred Units”), and Series C Preferred Units (the “Series C Preferred Units”) issued by the Company to such Prior Investors, and each possess information rights, participation rights and other rights pursuant to that certain Amended and Restated Investor Rights Agreement dated as of December 18, 2020, between the Company and the Prior Investors (the “Prior Agreement”);

WHEREAS, concurrently herewith, certain of the Investors (the “New Investors”) are purchasing Series C-1 Preferred Units (the “Series C-1 Preferred Units”, and together with the Series A-1 Preferred Units, the Series A-2 Preferred Units, Series B Preferred Units and Series C Preferred Units, the “Preferred Units”) from the Company on the terms and conditions set forth in that certain Series C-1 Preferred Unit Purchase Agreement, dated as of even date herewith, by and among the Company and such New Investors (the “Purchase Agreement”); and

WHEREAS, in order to induce the Company to enter into the Purchase Agreement and to induce the New Investors to invest funds in the Company pursuant to the Purchase Agreement, the Company and the Prior Investors desire to amend and restate the Prior Agreement in its entirety as set forth in this Agreement in order to amend, restate and replace the rights and obligations under the Prior Agreement with the rights and obligations set forth in this Agreement.

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

SECTION 1. GENERAL.

1.1. Definitions. As used in this Agreement the following terms shall have the following respective meanings:

(a) “Affiliate” means, with respect to any specified Person, or any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such Person including without limitation any general partner, managing partner, managing member, officer or director of such Person or any venture capital fund or other investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company or investment manager with, such Person. For purposes of this definition, the terms “controlling,” “controlled by,” or “under common control with” shall mean the possession, directly or indirectly, of (a) the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, or (b) the power to elect or appoint at least fifty percent (50%) of the directors, managers, general partners, or persons exercising similar authority with respect to such Person.

(b) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(c) “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(d) “Fund Investor” means Mutual Fund Series Trust On Behalf Of Eventide Healthcare & Life Sciences Fund, Aventis Inc., Driehaus Life Sciences Maser Fund, L.P., Sands Capital, Northpond Ventures, L.P., RA Capital Fund and Soleus Private Equity Fund I, L.P.

(e) “Holder” means any person owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 2.9 hereof.

(f) “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Units (or equivalent common securities) registered under the Securities Act.

(g) “Major Investor” means any Investor that, individually or collectively with such Investor’s Affiliates, holds at least an aggregate of 500,000 Series A-1 Preferred Units, 632,191 Series A- 2 Preferred Units, 4,200,000 Series B Preferred Units, 1,028,370 Series C Preferred Units, or 741,004 Series C-1 Preferred Units (in each case as adjusted for any unit splits, dividends, combinations or other reclassification effected after the date hereof).

(h) “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(i) “RA Capital Fund” means, collectively, RA Capital Healthcare Fund, L.P. and RA Capital NEXUS Fund II, L.P.

(j) “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(k) “Registrable Securities” means (a) Common Units of the Company issuable or issued upon conversion of the Preferred Units and (b) any Common Units of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities. Notwithstanding the foregoing, Registrable Securities shall not include any securities (i) sold by a person to the public either pursuant to a registration statement or Rule 144, or (ii) sold in a private transaction in which the transferor’s rights under Section 2 of this Agreement are not assigned.

(l) “Registrable Securities then outstanding” shall be the number of Common Units that are Registrable Securities and either (a) are then issued and outstanding or (b) are issuable pursuant to then exercisable or convertible securities.

(m) “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.2, 2.3 and 2.4 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements not to exceed fifty thousand dollars ($50,000) of a single special counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

(n) “SEC” or “Commission” means the Securities and Exchange Commission.

(o) “Securities Act” shall mean the Securities Act of 1933, as amended.

(p) “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale.

(q) “Special Registration Statement” shall mean (i) a registration statement relating to any employee benefit plan or (ii) with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act, any registration statements related to the issuance or resale of securities issued in such a transaction or (iii) a registration related to securities issued solely upon conversion of debt securities.

(r) “Standoff Period” means the period commencing on the date of the final prospectus relating to the Initial Offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days).

SECTION 2. REGISTRATION; RESTRICTIONS ON TRANSFER.

2.1. Restrictions on Transfer.

(a) Each Holder agrees not to make any disposition of all or any portion of the Preferred Units or Registrable Securities unless and until:

(i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii) following the Initial Offering, the transfer is made pursuant to Rule 144; or

(iii) (A) The transferee has agreed in writing to be bound by the terms of this Agreement, (B) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, provided that no such notice shall be required in connection if the intended sale, pledge or transfer complies with Rule 144, and (C) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such units under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144, except in unusual circumstances. After its Initial Offering, the Company will not require any transferee pursuant to Rule 144 to be bound by the terms of this Agreement if the units so transferred do not remain Registrable Securities hereunder following such transfer.

(b) Notwithstanding the provisions of subsection (a) above, no such restriction shall apply to a transfer by a Holder that is (A) a partnership transferring to its partners or former partners in accordance with partnership interests, (B) a corporation transferring to a wholly-owned subsidiary or a parent corporation that owns all of the capital stock of the Holder, (C) a limited liability company transferring to its members or former members in accordance with their interest in the limited liability company, (D) an individual transferring to the Holder’s family member or trust for the benefit of an individual Holder; or (E) a Holder transferring to such Holder’s Affiliates; provided that in each case the transferee will agree in writing to be subject to the terms of this Agreement to the same extent as if he were an original Holder hereunder.

(c) If and to the extent any of the Preferred Units or Registrable Securities are certificated, each certificate representing such Preferred Units or Registrable Securities, as applicable, shall be stamped or otherwise imprinted with legends substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN INVESTOR RIGHTS AGREEMENT BY AND BETWEEN THE SECURITYHOLDER AND THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

(d) The Company shall be obligated to reissue promptly unlegended certificates at the request of any Holder thereof if the Company has completed its Initial Offering and the Holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification and legend, provided that the second legend listed above shall be removed only at such time as the Holder of such certificate is no longer subject to any restrictions hereunder.

(e) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

2.2. Demand Registration.

(a) Subject to the conditions of this Section 2.2, if the Company shall receive a written request from the Holders of a majority of the Registrable Securities then outstanding (the “Initiating Holders”) that the Company file a registration statement under the Securities Act covering the registration of at least a majority of the Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $7,500,000), then the Company shall, within thirty (30) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 2.2, effect, as expeditiously as reasonably possible, the registration under the Securities Act of all Registrable Securities that all Holders request to be registered.

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 or any request pursuant to Section 2.4 and the Company shall include such information in the written notice referred to in Section 2.2(a) or Section 2.4(a), as applicable. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities then held by all Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 2.2 or Section 2.4, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of securities that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c) The Company shall not be required to effect a registration pursuant to this Section 2.2:

(i) prior to the earlier of (A) the fifth anniversary of the date of this Agreement or (B) of the expiration of the restrictions on transfer set forth in Section 2.11 following the Initial Offering;

(ii) after the Company has effected two (2) registrations pursuant to this Section 2.2, and such registrations have been declared or ordered effective;

(iii) during the period starting with the date of filing or confidential draft submission of, and ending on the date one hundred eighty (180) days following the effective date of the registration statement pertaining to the Initial Offering, other than pursuant to a Special Registration Statement; provided that the Company makes reasonable good faith efforts to cause such registration statement to become effective;

(iv) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.2 a certificate signed by the Chairman of the Board of Managers of the Company (the “Board”) stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its securityholders for such registration statement to be effected at such time because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period;

(v) if the Initiating Holders propose to dispose of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.4 below; or

(vi) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance unless already so qualified or consented to.

2.3. Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least twenty (20) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding Special Registration Statements) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within fifteen (15) days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a) Underwriting. If the registration statement of which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to include Registrable Securities in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company; provided, however, that the liability of each Holder of Registrable Securities in respect of any indemnification, contribution or other obligation of such Holder arising under such underwriting agreement (i) shall be limited to losses arising out of or based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement, incorporated document or other such disclosure document or other document or report, in reliance upon and in conformity with written information furnished to the Company by or on behalf of, and relating to, such Holder expressly for inclusion therein and (ii) shall not in any event exceed an amount equal to the net proceeds to such Holder (after deduction of all underwriters’ discounts and commissions paid by such Holder) from the disposition of the Registrable Securities disposed of by such Holder pursuant to such registration. Notwithstanding any other provision of this Agreement, if the Company determines in good faith, based on consultation with the underwriter, that marketing factors require a limitation of the number of securities to be underwritten, the number of securities that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; and third, to any securityholder of the Company (other than a Holder) on a pro rata basis; provided, however, that no such reduction shall reduce the amount of securities of the selling Holders included in the registration below twenty percent (20%) of the total amount of securities included in such registration, unless such offering is the Initial Offering and such registration does not include securities of any other selling securityholders, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding clause. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder which is a partnership, limited liability company or corporation, the partners, retired partners, members, retired members and stockholders of such Holder, or the estates and family members of any such partners, retired partners, members and retired members and any trusts for the benefit of any of the foregoing person shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of securities carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 whether or not any Holder has elected to include securities in such registration, and shall promptly notify any Holder that has elected to include securities in such registration of such termination or withdrawal. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.5 hereof.

2.4. Form S-3 Registration. In case the Company shall receive from the Holders of Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) with respect to at least two million dollars ($2,000,000) of Registrable Securities or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

(i) if Form S-3 is not available for such offering by the Holders, or

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than one million dollars ($1,000,000), or

(iii) if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its securityholders for such Form S-3 registration to be effected at such time because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.4; provided, that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period, or

(iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 2.4, or

(v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance unless already so qualified or consented to.

(c) Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the requests of the Holders. Registrations effected pursuant to this Section 2.4 shall not be counted as demands for registration or registrations effected pursuant to Section 2.2.

2.5. Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.2, 2.3 or 2.4 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the number of securities so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.2 or 2.4, the request of which has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (b) the Holders of a majority of Registrable Securities agree to deem such registration to have been effected as of the date of such withdrawal for purposes of determining whether the Company shall be obligated pursuant to Section 2.2(c) or 2.4(b)(v), as applicable, to undertake any subsequent registration, in which event such right shall be forfeited by all Holders. If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of securities for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then such registration shall not be deemed to have been effected for purposes of determining whether the Company shall be obligated pursuant to Section 2.2(c) or 2.4(b)(v), as applicable, to undertake any subsequent registration.

2.6. Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to thirty (30) days or, if earlier, until the Holder or Holders have completed the distribution related thereto; provided, however, that at any time, upon written notice to the participating Holders and for a period not to exceed sixty (60) days thereafter (the “Suspension Period”), the Company may delay the filing or effectiveness of any registration statement or suspend the use or effectiveness of any registration statement (and the Initiating Holders hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement during the Suspension Period) if the Company reasonably believes that there is or may be in existence material nonpublic information or events involving the Company, the failure of which to be disclosed in the prospectus included in the registration statement could result in a Violation (as defined below). In the event that the Company shall exercise its right to delay or suspend the filing or effectiveness of a registration hereunder, the applicable time period during which the registration statement is to remain effective shall be extended by a period of time equal to the duration of the Suspension Period. The Company may extend the Suspension Period for an additional consecutive sixty (60) days with the consent of the holders of a majority of the Registrable Securities registered under the applicable registration statement. If so directed by the Company, all Holders registering securities under such registration statement shall (i) not offer to sell any Registrable Securities pursuant to the registration statement during the period in which the delay or suspension is in effect after receiving notice of such delay or suspension; and (ii) use their best efforts to deliver to the Company (at the

Company’s expense) all copies, other than permanent file copies then in such Holders’ possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. Notwithstanding the foregoing, the Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement other than a registration statement on Form S-3 that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above.

(c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Use its reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Use its reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

2.7. Delay of Registration; Furnishing Information.

(a) No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

(b) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

(c) The Company shall have no obligation with respect to any registration requested pursuant to Section 2.2 or Section 2.4 if the number of securities or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of securities or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 2.2 or Section 2.4, whichever is applicable.

2.8. Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, legal counsel, accountants, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls or is alleged to control such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, member, legal counsel, accountant, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by or on behalf of, and relating to, such Holder, partner, member, legal counsel, accountant, officer, director, underwriter or controlling person of such Holder.

(b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any of the following statements: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act (collectively, a “Holder Violation”), in each case to the extent (and only to the extent) that such Holder Violation occurs in reliance upon and in conformity with written information furnished by or on behalf of, and relating to, such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Holder Violation; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 2.8 exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses thereof to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8 to the extent, and only to the extent, prejudicial to its ability to defend such action, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d) If the indemnification provided for in this Section 2.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) or Holder Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder.

(e) The obligations of the Company and Holders under this Section 2.8 shall survive completion of any offering of Registrable Securities in a registration statement and, with respect to liability arising from an offering to which this Section 2.8 would apply that is covered by a registration filed before termination of this Agreement, such termination. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

2.9. Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee of Registrable Securities (for so long as such securities remain Registrable Securities) that (a) is a subsidiary, parent, general partner, limited partner, retired partner, member or retired member, or stockholder of a Holder that is a corporation, partnership or limited liability company, (b) is a Holder’s family member or trust for the benefit of an individual Holder, or (c) acquires at least one hundred thousand (100,000) Registrable Securities (as adjusted for unit splits and combinations); or (d) is an Affiliate of such Holder; provided, however, (i) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee shall agree to be subject to all restrictions set forth in this Agreement.

2.10. Limitation on Subsequent Registration Rights. Other than as provided in Section 5.10, after the date of this Agreement, the Company shall not enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder rights to demand the registration of securities of the Company, or to include such securities in a registration statement that would reduce the number of securities includable by the Holders.

2.11. Market Stand-Off Agreement. Each Holder hereby agrees that, during the Standoff Period, such Holder shall not, without the prior written consent of the Company or the managing underwriter,

(a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any Common Units of the Company, or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Units of the Company, held immediately before the effective date of the registration statement for such offering; or

(b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (a) above is to be settled by delivery of Common Units of the Company or other securities, in cash, or otherwise.

The foregoing provisions of this Section 2.11 shall not apply to the sale of any securities of the Company to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Holders only if all officers, directors, and securityholders individually owning more than one percent (1%) of the Company’s voting securities (after giving effect to conversion into Common Units of all outstanding Preferred Units) are similarly bound. For purposes of this Section 2.11 and Section 2.12, the term “Company” shall include any wholly-owned subsidiary of the Company into which the Company merges or consolidates. In order to enforce the covenants in this Section 2.11, the Company shall have the right to place restrictive legends on the certificates representing the securities of the Company subject to these Sections and to impose stop transfer instructions with respect to such securities until the end of such period. The underwriters in connection with such registration are intended third-party beneficiaries of Section 2.11 and Section 2.12 hereof and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 2.11 and Section 2.12 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of units subject to such agreements. Each Holder agrees that any transferee of any Registrable Securities shall be bound by Sections 2.11 and 2.12 hereof.

2.12. Agreement to Furnish Information. If reasonably requested by the Company or the representative of the underwriters of securities of the Company, each Holder participating in the offering shall provide, within ten (10) days of such request, such information as may be legally required with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act.. The obligations described in Section 2.11 and this Section 2.12 shall not apply to a Special Registration Statement.

2.13. Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

(a) Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company filed with the Commission; and such other reports and documents as a Holder may reasonably request in connection with availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

2.14. Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.2, Section 2.3, or Section 2.4 hereof shall terminate upon the earlier of (i) the date three (3) years following an initial public offering that results in the conversion of all outstanding Preferred Units, or (ii) such time as the Company has completed its Initial Offering and all Registrable Securities of the Company issuable or issued upon conversion of the Preferred Units held by and issuable to such Holder (and its Affiliates) may be sold pursuant to Rule 144 during any ninety (90) day period. Upon such termination, such securities shall cease to be “Registrable Securities” hereunder for all purposes.

SECTION 3. COVENANTS OF THE COMPANY.

3.1. Basic Financial Information and Reporting.

(a) The Company will maintain true books and records of account in which full and correct entries will he made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied (except as noted therein), and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

(b) As soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred twenty (120) days thereafter, the Company will furnish to each Major Investor an audited balance sheet of the Company, as at the end of such fiscal year, and audited statements of income and cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein) and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail; provided, that the Board, including consent of the Requisite Investor Managers (as defined in the LLC Agreement), may waive the requirement that the financial statements are audited. Unless waived by the Board pursuant to the foregoing sentence, such financial statements shall be accompanied by a report and opinion thereon by independent public accountants selected by the Board.

(c) The Company will furnish each Major Investor as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days thereafter, a balance sheet of the Company as of the end of each such quarterly period and a statement of income and a statement of cash flows of the Company for such period and for the current fiscal year to date, all prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein), with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

(d) The Company will furnish each Major Investor as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days thereafter, a statement showing the number of units of each class and series of units and securities convertible into or exercisable for units of the Company outstanding at the end of the period, the Common Units issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Units and the exchange ratio or exercise price applicable thereto, and the number of shares of issued unit options and unit options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Major Investors to calculate their respective percentage equity ownership in the Company.

(e) The Company will furnish each Major Investor: (i) at least thirty (30) days prior to the beginning of each fiscal year, an annual budget and operating plans for such fiscal year (and as soon as available, any subsequent written revisions thereto); and (ii) as soon as practicable after the end of each month, and in any event within thirty (30) days thereafter, a balance sheet of the Company as of the end of each such month, and a statement of income and a statement of cash flows of the Company for such month and for the current fiscal year to date, including a comparison to plan figures for such period, prepared in accordance with generally accepted accounting principles consistently applied (except as noted thereon), with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

3.2. Inspection Rights. Each Major Investor shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested; provided, however, that the Company shall not be obligated under Section 3.1 or this Section 3.2 with respect to a competitor of the Company or with respect to information which the Board determines in good faith is highly confidential, a trade secret or attorney-client privileged and should not, therefore, be disclosed; provided, further, that Sands Capital Private Growth Fund III, L.P., Sands Capital Private Growth Fund III-DC, L.P. (together with their respective Affiliates, “Sands Capital”), Northpond Ventures, L.P., Mutual Fund Series Trust, On

Behalf Of Eventide Healthcare & Life Sciences Fund, Driehaus Life Sciences Master Fund, L.P. and the RA Capital Funds and their respective Affiliates will not be considered competitors of the Company for any purpose under this Agreement.

3.3. Confidentiality of Records. Each Investor agrees to use the same degree of care as such Investor uses to protect its own confidential information to keep confidential any information furnished to such Investor pursuant to Section 3.1 and 3.2 hereof that the Company identifies as being confidential or proprietary (so long as such information is not in the public domain), except that such Investor may disclose such proprietary or confidential information (i) to any of such Investor’s attorneys, accountants and other advisors in connection with their services and advice related to the same, and to any existing or prospective partner, limited partner, Affiliate, subsidiary or parent of such Investor as long as such partner, limited partner, Affiliate, subsidiary or parent is advised of and agrees or has agreed to be bound by the confidentiality provisions of this Section 3.3 or comparable restrictions; (ii) at such time as it enters the public domain through no fault of such Investor; (iii) that is communicated to it free of any obligation of confidentiality; (iv) that is developed by Investor or its agents independently of and without reference to any confidential information communicated by the Company; or (v) as required by applicable law.

3.4. Reservation of Common Units. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Preferred Units, all Common Units issuable from time to time upon such conversion.

3.5. Proprietary Information and Inventions Agreement. The Company shall require all employees and consultants to execute and deliver a Proprietary Information and Inventions Agreement substantially in a form approved by the Company’s counsel or the Board.

3.6. Directors’ Liability, Indemnification and Insurance. The Company’s limited liability company agreement then in effect (the “LLC Agreement”) shall provide (a) for elimination of the liability of director to the maximum extent permitted by law and (b) for indemnification of directors for acts on behalf of the Company to the maximum extent permitted by law. The Company shall use commercially reasonable efforts to maintain, from financially sound and reputable insurers, Directors and Officers liability insurance in an amount and on terms and conditions satisfactory to the Board, until such time as the Board determines that such insurance should be discontinued

3.7. Board Matters. The Board shall meet at least quarterly. The Series B Preferred Managers (as defined in the LLC Agreement) and Series C Preferred Manager (as defined in the LLC Agreement) will have the right to sit on any committees of the Board, and the Company will reimburse the Series B Preferred Managers and Series C Preferred Manager for all reasonable, documented out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board and for other meetings or events attended at the request of the Company.

3.8. Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Managers as in effect immediately before such transaction, whether such obligations are contained in the LLC Agreement, or elsewhere, as the case may be.

3.9. Employee Equity. Unless otherwise approved by the Board of Managers, all future employees of the Company who purchase, receive options to purchase, or receive awards of the Company’s Units after the date hereof shall be required to execute agreements, as applicable, providing for (i) vesting of the Units over a four (4) year period, with the first twenty-five percent (25%) of such Units vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months, and (ii) a market stand-off provision substantially similar to that in Section 2.11. Without the prior approval by the Board of Managers, the Company shall not amend, modify, terminate, waive or otherwise alter, in whole or in part, any unit purchase, grant or profits interest agreement with any existing employee or service provider if such amendment would cause it to be inconsistent with this Section 3.9. In addition, unless otherwise approved by the Board of Managers, the Company (x) shall not offer or allow any acceleration of vesting, and (y) shall retain (and not waive) a “right of first refusal” on employee transfers until the Company’s Initial Offering.

3.10. Right to Conduct Activities. The Company hereby agrees and acknowledges that each Fund Investor (together with its respective Affiliates) is a professional investment organization, and as such reviews the business plans and related proprietary information of many enterprises, some of which may compete directly or indirectly with the Company’s business (as currently conducted or as currently propose to be conducted). Nothing in this Agreement shall preclude or in any way restrict the Investors from evaluating or purchasing securities, including publicly traded securities, of a particular enterprise, or investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company; and the Company hereby agrees that, to the extent permitted under applicable law, no Fund Investor (nor its respective Affiliates) shall be liable to the Company for any claim arising out of, or based upon, (i) the investment by such Fund Investor (or any of such Fund Investor’s Affiliates) in any entity competitive with the Company, or (ii) actions taken by any partner, officer, employee or other representative of such Fund Investor (or its Affiliates) to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) any of the Investors from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement, or (y) any Manager or officer of the Company from any liability associated with his or her fiduciary duties to the Company.

3.11. Anti-Harassment Policy. The Company shall maintain in effect (i) a Code of Conduct governing appropriate workplace behavior and (ii) an Anti-Harassment and Discrimination Policy prohibiting discrimination and harassment at the Company. Such policy shall be reviewed and approved by the Board of Managers.

3.12. FCPA. The Company covenants that it shall not (and shall not permit any of its subsidiaries or Affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to) promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party, including any Non-U.S. Official (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), in each case, in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further covenants that it shall (and shall cause each of its subsidiaries and Affiliates to) cease all of its or their respective activities, as well as remediate any actions taken by the Company, its subsidiaries or Affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further covenants that it shall use commercially reasonable efforts to (and shall take commercially reasonable efforts to cause each of its subsidiaries and Affiliates to) maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) that are customary and appropriate for companies similarly situated to the Company to ensure compliance with the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law.

3.13. Cybersecurity. The Company shall, within one hundred eighty (180) days following the Initial Closing (as defined in the Purchase Agreement), use commercially reasonable efforts to (a) identify and restrict access (including through physical and/or technical controls) to the Company’s confidential business information and trade secrets and any information about identified or identifiable natural persons maintained by or on behalf of the Company (collectively, “Protected Data”) to those individuals who have a need to access it and (b) implement reasonable physical, technical and administrative safeguards designed to protect the confidentiality, integrity and availability of its technology and systems (including servers, laptops, desktops, cloud, containers, virtual environments and data centers) and all Protected Data. The Company shall evaluate on a periodic basis at least annually whether such safeguards should be updated to maintain a level of security appropriate to the risk posed to Company systems and Protected Data. The Company shall educate its employees about the proper use and storage of Protected Data, including periodic training as determined reasonably necessary by the Company or the Board of Managers.

3.14. Expenses of Counsel. In the event of a Deemed Liquidation Event (as defined in the LLC Agreement), the reasonable fees and disbursements, not to exceed $50,000, of one counsel for the Major Investors (“Investor Counsel”), in their capacities as members, shall be borne and paid by the Company. At the outset of considering a transaction which, if consummated would constitute a Deemed Liquidation Event, the Company shall obtain the ability to share with the Investor Counsel (and such counsel’s clients) and shall share the confidential information (including, without limitation, the initial and all subsequent drafts of memoranda of understanding, letters of intent and other transaction documents and related noncompete, employment, consulting and other compensation agreements and plans) pertaining to and memorializing any of the transactions which, individually or when aggregated with others would constitute the Deemed Liquidation Event. The Company shall be obligated to share (and cause the Company’s counsel and investment bankers to share) such materials when distributed to the Company’s executives and/or any one (1) or more of the other parties to such transaction(s). In the event that Investor Counsel deems it appropriate, in its reasonable discretion, to enter into a joint defense (or common interest) agreement or other arrangement to enhance the ability of the parties to protect their communications and other reviewed materials under the attorney client privilege, the Company shall, and shall direct its counsel to, execute and deliver to Investor Counsel and its clients such an agreement in form and substance reasonably acceptable to Investor Counsel and the Company’s counsel. In the event that one (1) or more of the other party or parties to such transactions require the clients of Investor Counsel to enter into a confidentiality agreement and/or joint defense (or common interest) agreement in order to receive such information, then the Company shall share whatever information can be shared without entry into such agreement and shall, at the same time, in good faith work expeditiously to enable Investor Counsel and its clients to negotiate and enter into the appropriate agreement(s) without undue burden to the clients of Investor Counsel.

3.15. Termination of Covenants. All covenants of the Company contained in Section 3 of this Agreement (other than the provisions of Section 3.3, 3.6 and 3.8) shall expire and terminate as to each Investor upon the earlier of (i) the effective date of the registration statement pertaining to an Initial Offering that results in the Preferred Units being converted into Common Units or (ii) upon an “Acquisition” as defined in the LLC Agreement as in effect as of the date hereof.

SECTION 4. RIGHTS OF FIRST REFUSAL.

4.1. Subsequent Offerings. Subject to applicable securities laws, each Major Investor shall have a right of first refusal to purchase its pro rata share of all Equity Securities, as defined below, that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 4.6 hereof. Each Investor’s pro rata share is equal to the ratio of (a) the number of the Company’s Common Units (including all Common Units issuable or issued upon conversion of the Preferred Units or upon the exercise of outstanding warrants, options or any other securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly)

Common Units) of which such Investor is deemed to be a holder immediately prior to the issuance of such Equity Securities to (b) the total number of the Company’s outstanding Common Units (including all Common Units issued or issuable upon conversion of the Preferred Units or upon the exercise of any outstanding warrants, options or any other securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly) Common Units)) immediately prior to the issuance of the Equity Securities. The term “Equity Securities” shall mean (i) any Common Units, Preferred Units or other security of the Company, (ii) any security convertible into or exercisable or exchangeable for, with or without consideration, any Common Units, Preferred Units or other security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Units, Preferred Units or other security or (iv) any such warrant or right.

4.2. Exercise of Rights. If the Company proposes to issue any Equity Securities, it shall give each Major Investor written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Each Major Investor shall have fifteen (15) days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any Major Investor who would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.

4.3. Issuance of Equity Securities to Other Persons. If not all of the Major Investors elect to purchase their pro rata share of the Equity Securities, then the Company shall promptly notify in writing the Major Investors who do so elect and shall offer such Major Investors the right to acquire such unsubscribed Equity Securities on a pro rata basis. The Major Investors shall have five (5) days after receipt of such notice to notify the Company of its election to purchase all or a portion thereof of the unsubscribed Equity Securities. The Company shall have ninety (90) days thereafter to sell the Equity Securities in respect of which the Major Investor’s rights were not exercised, at a price not lower and upon general terms and conditions not materially more favorable to the purchasers thereof than specified in the Company’s notice to the Major Investors pursuant to Section 4.2 hereof. If the Company has not sold such Equity Securities within ninety (90) days of the notice provided pursuant to Section 4.2, the Company shall not thereafter issue or sell any Equity Securities, without first offering such Equity Securities to the Major Investors in the manner provided above.

4.4. Termination and Waiver of Rights of First Refusal. The rights of first refusal established by this Section 4 shall not apply to, and shall terminate upon the earlier of (i) the effective date of the registration statement pertaining to the Company’s Initial Offering or (ii) an Acquisition. Notwithstanding Section 5.5 hereof, the rights of first refusal established by this Section 4 may be amended, or any provision waived with and only with the written consent of the Company and the Major Investors holding a majority of the Registrable Securities then held by all Major Investors or as permitted by Section 5.5.

4.5. Assignment of Rights of First Refusal. The rights of first refusal of each Major Investor under this Section 4 may be assigned to the same parties, subject to the same restrictions as any transfer of registration rights pursuant to Section 2.9.

4.6. Excluded Securities. The rights of first refusal established by this Section 4 shall have no application to (a) any of the securities excluded from the definition of “Additional Common Units” as set forth in Exhibit B of the LLC Agreement or (b) any Series C-1 Preferred Units issued pursuant to Section 2 of the Purchase Agreement.

SECTION 5. MISCELLANEOUS.

5.1. Governing Law. This Agreement shall be governed by and construed under the laws of the State of California in all respects as such laws are applied to agreements among California residents entered into and to be performed entirely within California, without reference to conflicts of laws or principles thereof.

5.2. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors, and administrators and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such securities in its records as the absolute owner and holder of such securities for all purposes, including the payment of dividends or any redemption price.

5.3. Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the LLC Agreement, the Purchase Agreement and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements (including the Prior Agreement) except as specifically set forth herein and therein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.

5.4. Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

5.5. Amendment and Waiver.

(a) Except as otherwise expressly provided herein, this Agreement may be amended or modified, and the obligations of the Company and the rights of the Holders under this Agreement may be waived, only upon the written consent of the Company and (a) with respect to Sections 3 and 4 and any other provision of this Agreement to the extent such provision pertains to Section 3 or 4, the Major Investors who own at least a majority of the Units then owned by Major Investors or (b) with respect to Section 2 and any other provision of this Agreement to the extent such provision pertains to Section 2, the holders of at least a majority of the then-outstanding Registrable Securities, which majority must include the Requisite Series C Holders (as defined in the LLC Agreement). Any amendment or waiver effected in accordance with this paragraph shall be binding upon each party to the Agreement, whether or not such party has signed such amendment or waiver, each future holder of all such Registrable Securities and the Company. Notwithstanding the foregoing, this Agreement may not be amended, modified or terminated and the observance of any term hereunder may not be waived with respect to any Investor without the written consent of such Investor, if such amendment, modification, termination or waiver would alter or change the rights or obligations of such Investor so as to affect such Investor in an adverse manner without similarly and proportionally affecting the rights and obligations of the other Investors under this Agreement.

(b) For the purposes of determining the number of Holders or Investors entitled to vote or exercise any rights hereunder, the Company shall be entitled to reasonably rely on the list of record holders of its securities as maintained by or on behalf of the Company.

5.6. Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any party’s part of any breach, default or noncompliance under the Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

5.7. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) upon confirmation of receipt when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or Exhibit A hereto or at such other address or electronic mail address as such party may designate by ten (10) days advance written notice to the other parties hereto.

5.8. Attorneys’ Fees. In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

5.9. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

5.10. Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company shall issue additional Preferred Units after the date hereof, any purchaser of such Preferred Units may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and upon doing so shall be deemed an “Investor,” a “Holder” and a party hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

5.11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.12. Aggregation of Units. All Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

5.13. Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

5.14. Termination. This Agreement shall terminate and be of no further force or effect upon the earlier of (i) an Acquisition; or (ii) the date three (3) years following the closing of the Initial Offering that results in the conversion of all outstanding Preferred Units.

5.15. Dispute Resolution. Each party hereto (a) agrees not to commence any suit, action or other proceeding arising out of or based upon this Agreement (an “Agreement Dispute”) except in the federal or state courts located in the Northern District of California, (b) hereby irrevocably and unconditionally submits to the jurisdiction of the federal or state courts located in the Northern District of California for the purpose of any such Agreement Dispute, and (c) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement, or the subject matter hereof and thereof may not be enforced in or by such court.

5.16. Amendment of Prior Agreement. Pursuant to Section 5.5 of the Prior Agreement, effective and contingent upon execution of this Agreement by the Company, the holders of a majority of the Registrable Securities then outstanding, which majority shall include the Requisite Series C Holders (as defined in the LLC Agreement), and the Major Investors who own at least a majority of the Units then owned by Major Investors, the Prior Agreement is hereby amended, restated and replaced in its entirety to read as set forth in this Agreement (which shall be the only Agreement to so amend and restate the Prior Agreement).

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

COMPANY:

DICE MOLECULES HOLDINGS, LLC

By:	/s/ Kevin Judice
Kevin Judice, Chief Executive Officer

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

INVESTOR:

ASYMMETRY GLOBAL HEALTHCARE FUND, L.P.

By:	/s/ Chris Zellner
Name:	Chris Zellner
Title:	COO/CCO

ASYMMETRY GLOBAL HEALTHCARE (MASTER) FUND, LTD.

By:	/s/ Chris Zellner
Name:	Chris Zellner
Title:	COO/CCO

PRELUDE OPPORTUNITY FUND, LP, ASYMMETRY CAPITAL MANAGEMENT, LP IT’S SUB-ADVISOR

Its: Sub-advisor

By:	/s/ Chris Zellner
Name:	Chris Zellner
Title:	as Sub-Advisor

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

INVESTOR:

DEEP TRACK BIOTECHNOLOGY MASTER FUND, LTD.

By:	/s/ Nir Messafi
Name:	Nir Messafi
Title:	Authorized Person

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

INVESTOR:

DRIEHAUS LIFE SCIENCES MASTER FUND, L.P.

By: Driehaus Capital Management LLC, its investment adviser

By:	/s/ Janet McWilliams
Name:	Janet McWilliams
Title:	General Counsel of Driehaus Capital Management LLC

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMET as of the date set forth in the first paragraph hereof.

INVESTOR:

JANUS HENDERSON GLOBAL LIFE SCIENCES FUND

By: Janus Capital Management LLC, its investment advisor

By:	/s/ Andrew Acker
Name:	Andrew Acker
Title:	Authorized Signatory

JANUS HENDERSON CAPITAL FUNDS PLC ON BEHALF OF ITS SERIES JANUS HENDERSON GLOBAL LIFE SCIENCES FUND

By: Janus Capital Management LLC, its investment advisor

By:	/s/ Andrew Acker
Name:	Andrew Acker
Title:	Authorized Signatory

JANUS HENDERSON BIOTECH INNOVATION MASTER FUND LIMITED

By: Janus Capital Management LLC, its investment advisor

By:	/s/ Andrew Acker
Name:	Andrew Acker
Title:	Authorized Signatory

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

INVESTOR:

LOGOS OPPORTUNITIES FUND III, LP
By: Logos Opportunities II GP, LLC Its General Partner

By:	/s/ Graham Walmsley
Name:	Graham Walmsley
Title:	Managing Member

By:	/s/ Arsani William
Name:	Arsani William
Title:	Managing Partner

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

INVESTOR:

MUTUAL FUND SERIES TRUST, ON BEHALF OF EVENTIDE HEALTHCARE & LIFE SCIENCES FUND

By:	/s/ Erik Naviloff
Name:	Erik Naviloff
Title:	Officer

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

INVESTOR:

NEW LEAF BIOPHARMA OPPORTUNITIES II, L.P.

By:	New Leaf BPO Associates II, L.P.
Its:	General Partner

By:	New Leaf BPO Management II, L.L.C.
Its:	General Partner

By:	/s/ Craig L. Slutzkin
Name:	Craig L. Slutzkin
Title:	Chief Financial Officer

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

INVESTOR:

NORTHPOND VENTURES, LP

By:	Northpond Ventures GP, its general partner

By:	/s/ Patrick Smerkers
Name:	Patrick Smerkers
Title:	Authorized Signatory

NORTHPOND VENTURES II, LP

By:	Northpond Ventures II GP, LLC
Its:	General Partner

By;	/s/ Patrick Smerkers
Name:	Patrick Smerkers
Title:	Authorized Signatory

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

INVESTOR:

OSAGE UNIVERSITY PARTNERS III, LP

By:	Osage University GP III, LLC, its General Partner

By:	/s/ William Harrington
Name:	William Harrington
Title:	Managing Member

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

INVESTOR:

RA CAPITAL HEALTHCARE FUND, L.P.

By: RA Capital Healthcare Fund GP, LLC Its General Partner

By:	/s/ Peter Kolchinsky

Name:	Peter Kolchinsky

Title:	Manager

RA CAPITAL NEXUS FUND II, L.P.

By: RA Capital Nexus Fund II GP, LLC Its General Partner

By:	/s/ Peter Kolchinsky

Name:	Peter Kolchinsky

Title:	Manager

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

INVESTOR:

SANDS CAPITAL GLOBAL VENTURE FUND II, L.P.

By:	Sands Capital Global Venture Fund II-GP, L.P., its general partner

By:	Sands Capital Global Venture Fund II-GP, LLC, its general partner

By:	/s/ Jonathan Goodman
	Name:	Jonathan Goodman
	Title:	General Counsel

SANDS CAPITAL PRIVATE GROWTH FUND III-DC, L.P.

By:	Sands Capital Global Venture Fund II-GP, L.P., its general partner

By:	Sands Capital Global Venture Fund II-GP, LLC, its general partner

By:	/s/ Jonathan Goodman
	Name:	Jonathan Goodman
	Title:	General Counsel

SANDS CAPITAL LIFE SCIENCES PULSE FUND, LLC

By:	/s/ Jonathan Goodman
	Name:	Jonathan Goodman

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

INVESTOR:

SANDS CAPITAL LIFE SCIENCES PULSE FUND II, L.P.

By:	Sands Capital Life Sciences Pulse Fund II-GP, L.P., its general partner

By:	Sands Capital Life Sciences Pulse Fund II-GP, LLC, its general partner

By:	/s/ Jonathan Goodman
	Name:	Jonathan Goodman
	Title:	General Counsel

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

INVESTOR:

SOLEUS PRIVATE EQUITY FUND I, L.P.

By: Soles Private Equity GP I, LLC Its General Partner

By:	/s/ Steven J. Musumeci
Name:	Steven J. Musumeci
Title:	Chief Operating Officer

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT]

Exhibit A

Investors

Agent Capital Fund I, LP

Alexandria Venture Investments, LLC

Altitude Life Science Ventures Fund II L.P.

Altitude Life Science Ventures Side Fund II L.P.

Asymmetry Global Healthcare Fund, L.P.

Asymmetry Global Healthcare (Master) Fund, Ltd.

Audley Investment Pty

Aventis Inc. Aventisub LLC Avraham Ben-Zaken

Bedbrook Family Trust

Bighorn Capital Partners II, L.P.

Deep Track Biotechnology Master Fund, LTD.

Driehaus Life Sciences Master Fund, L.P.

F&W Investments LP – Series 2019

Georges Harik

Gowing Bros Ltd

JAG Oil Limited Partnership

Janet Colantuono

Janus Henderson Global Life Sciences Fund

Janus Henderson Capital Funds Plc - Janus Henderson Global Life Sciences Fund

Janus Henderson Biotech Innovation Master Fund Limited

Jonathan West as Trustee for The J & S West Superannuation Fund

Kenneth G. Moonie & Anne Moonie Trustees of the Moonie Family Trust Dated November 7, 2014

Leerink Partners Co-Investment Fund, LLC

Lim Sen Yap

Logos Opportunites Fund III, LP

Mary Lou Fyrwald Trust for Descendants

Maura O’Neill

Michael Lassner

Mutual Fund Series Trust, On Behalf Of Eventide Healthcare & Life Sciences Fund

New Leaf Biopharma Opportunities II, L.P.

Northpond Ventures, L.P.

Northpond Ventures II, L.P.

Osage University Partners III, LP

Prelude Opportunity Fund, LP, Asymmetry Capital Management, LP it’s Sub-

Advisor Portland House Partners LLC

Rabson-Moritz Family Trust, UA 11-02-1999

RA Capital Healthcare Fund, L.P.

RA Capital Nexus Fund II, L.P.

Rivendell Investments 2018-11 LLC

Sands Capital Global Venture Fund II, L.P.

Sands Capital Private Growth Fund III-DC, L.P.

Sands Capital Life Sciences Pulse Fund, LLC

Sands Capital Life Sciences Pulse Fund II, LLC

Soleus Private Equity Fund I, L.P.

The Board of Trustees of the Leland Stanford Junior University (PVF)

The John G. Picerne and Heather K. Picerne Trust – 2017

Woobinda Nominees Pty Ltd as trustee of The Woobinda Family Trust